AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT (the “Amendment No. 1”), is entered into as of April 1, 2018 by and between Third Point Reinsurance Ltd., a Bermuda company (the “Company”), and Nicholas Campbell (the “Executive”).
WHEREAS, the Company and the Executive entered into a certain Employment Agreement dated as of December 13, 2013 (the “Employment Agreement”); and
WHEREAS, in consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Amendment No. 1 to the other, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Employment Agreement on the terms set forth below;
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 6, Termination Payments, sub-section (c) Termination without Cause or for Good Reason, shall be amended to read in its entirety as follows:
6 (c) Termination without Cause or for Good Reason. In the event that the Executive's employment is terminated pursuant to Section 5(a)(iv) or 5(a)(v) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) the Pro Rata Bonus, payable in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year; (iii) severance pay equal to eighteen (18) months of Base Salary at the rate in effect on the Termination Date, payable as provided in the next following sentence; and (iv) eighteen (18) months of continued medical and life insurance benefits at the same premium rate that active employees pay for such coverage, with such life insurance benefits payable as provided in the last sentence of this Section 6(c). The severance pay contemplated by clause (iii) of the immediately preceding sentence shall be paid as follows: (x) an amount equal to eighteen (18) months of Base Salary shall be paid in eighteen (18) monthly installments over the eighteen (18) months following the Termination Date (and subject to Section 6(d), the first of such installments shall be paid on the 30th day following the Termination Date. The life insurance premium contributions contemplated by clause (iv) of this Section 6(c) shall be paid as follows: (x) any premium contributions required to be made during the eighteen (18) months following the Termination Date shall be paid upon such required contribution payment dates.

2.	Section 7, Executive Covenants, (g) Certain Definitions, sub-section (i) shall be amended to read in its entirety as follows:
7. (g) (i) The "Noncompetition Term" shall mean the period beginning on the date of this Agreement and ending eighteen (18) months following the Termination Date.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Employment Agreement to be executed, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE LTD.
By: /s/ J. Robert Bredahl
_____________________________________
Name: J. Robert Bredahl
    Title: President & Chief Executive Officer

By: /s/ Janice R. Weidenborner
_____________________________________
Name: Janice R. Weidenborner
Title: EVP, Group General Counsel & Secretary

EXECUTIVE
/s/ Nicholas Campbell
________________________________________
Nicholas Campbell